AMENDMENT TO RESEARCH AGREEMENT

AMENDMENT dated this 30th day of September, 2008, to the RESEARCH AGREEMENT, dated December 31, 2005 and amended October 11, 2006, by and between Jean-Luc Park ("Park"), and, separately as to itself, each of Calvert Social Investment Fund, a Massachusetts business trust, and Calvert World Values Fund, Inc. and Calvert Impact Fund, Inc., both Maryland corporations, (each, a "Fund").

RECITALS

WHEREAS, each Fund is registered as an investment company under the Investment Company Act of 1940; and invests in certain types of securities generally referred to by the Fund in its prospectus as special equities ("Special Equities"); and

WHEREAS, each Fund has previously entered into a Research Agreement with Park pursuant to which Park provides program support and research services in connection with the Funds' Special Equities Programs;

WHEREAS, each Fund and Park desire to amend the current Research Agreement, to add Calvert SAGE Fund as a party;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

1.     Calvert SAGE Fund is hereby added as a party to this agreement with the same rights and responsibilities as Calvert Social Investment Fund, Calvert World Values Fund, Inc. and Calvert Impact Fund, Inc.

2.     All other provisions of the December 31, 2005 (as amended October 11, 2006) Agreement shall remain in force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

CALVERT SOCIAL INVESTMENT FUND

By: __________________________

CALVERT WORLD VALUES FUND, INC.

By: __________________________

CALVERT IMPACT FUND, INC.

By: __________________________

CALVERT SAGE FUND

By: __________________________

JEAN-LUC PARK

By: __________________________